                         NON-STATUTORY STOCK OPTION AGREEMENT
                       UNDER PHYTOTECH, INC. STOCK OPTION PLAN


     THIS NON-STATUTORY STOCK OPTION AGREEMENT (the "Option Agreement") dated as of January 11, 1995, by and between PHYTOTECH, INC. a New Jersey corporation (the "Company"), and ALAN J. M. BAKER, with an address at School of Biological Sciences, Department of Animal and Plant Sciences, University of Scheffield, Scheffield, S10 2UG United Kingdom, an SAB Member of the Company (the "Optionee").

     WHEREAS, pursuant to the PHYTOTECH, INC. STOCK OPTION PLAN (the "Plan") the committee duly appointed by the Board of Directors of the Company (the "Committee") has determined that the Optionee is to be granted, under the terms and conditions set forth herein, an option (the "Option") to purchase shares of the no par Common Stock (the "Common Stock") of the Company and hereby grants such Option;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

     1. NUMBER OF SHARES AND OPTION PRICE. The Option represents the right, under the terms and conditions set forth herein, to purchase Fifteen Thousand (15,000) shares of the Common Stock (the "Shares") at a price (the "Option Price") of Ten Cents ($0.10) per share.

     2.   TERM OF OPTION AND CONDITIONS OF EXERCISE.

          (a) Term of Option. Unless the Option is previously terminated pursuant to this Option Agreement, the term of the Option and of this Option Agreement shall commence on the date hereof (the "Date of Grant") and terminate upon the expiration of (10) years from the Date of Grant. Upon the termination of the Option, all rights of the Optionee hereunder shall cease.

          (b) Conditions of Exercise. The Option shall be exercisable pursuant to the Vesting Schedule set forth below; provided, however, that the Option may be exercised only to purchase whole shares of Common Stock, and in no case may a fraction of a share of Common Stock be purchased; and provided further, however, that payment of the purchase price must be made in cash; and provided further, however, that the Optionee was providing services for the Company on the applicable Option Exercise Date below described. If the Optionee has terminated providing services for the Company, then the Vesting Schedule below shall cease as of and after the date the Optionee's services for the


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               Company were terminated (the "Termination Date"), and the only
               Options which may be exercised are those Options vesting prior to such Termination Date.

     Option Exercise Dates:        Date           Number of Shares
                                   ----           ----------------
                         January 11, 1996              3,000
                         January 11, 1997              3,000
                         January 11, 1998              3,000
                         January 11, 1999              3,000
                         January 11, 2000              3,000

     3. NOTICES. Any notice required or permitted under this Option Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Optionee either at the Optionee's address as last known by the Company or such other address as last known by the Company or such other address as the Optionee may designate in writing to the Company.

     4. FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

     5. INCORPORATION OF PLAN. The Plan is hereby incorporated herein by reference and made a part hereof, and the Option and this Option Agreement are subject to all terms and conditions of the Plan.

     IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the date and year set forth first above.


ATTEST:                                 PHYTOTECH, INC.



/s/ Ilya Raskin                         By: /s/ Burt D. Ensley
----------------------------               -----------------------------
ILYA RASKIN, Secretary                     BURT D. ENSLEY, President


                                        The undersigned hereby accepts and
                                        agrees to all the terms and provisions
                                        of the foregoing Option Agreement and to all of the terms and provisions of the PHYTOTECH, INC. STOCK OPTION PLAN incorporated herein by reference.


                                        /s/ Alan J. M. Baker
                                        -----------------------------
                                        ALAN J. M. BAKER, Optionee